SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy President & CEO (914) 771-3230

Stephen R. Brown

Sr. EVP, CFO & Treasurer

(914) 771-3212

HUDSON VALLEY HOLDING CORP. FIRST QUARTER 2012 RESULTS INCLUDE SUBSTANTIAL GROWTH IN NET INCOME,
EARNINGS, AND NET INTEREST MARGIN

- Bank Continues to Improve Credit Metrics, Lower Funding Costs and
Deliver Strong Operating Efficiency -

- Board Declares Dividend of $0.18 -

- Formal Agreement with OCC Addresses Previously Disclosed Regulatory Matters -

YONKERS, N.Y. – April 25, 2012 – Hudson Valley Holding Corp. (NYSE: HVB) today reported net income of $18.0 million, or $0.92 per diluted share, for the quarter ended March 31, 2012, compared to a net loss of $22.9 million, or $1.18 per diluted share, during the prior quarter and net income of $4.8 million, or $0.25 per diluted share, during the first quarter of 2011.

After-tax net gains on a previously announced sale of $474 million in loans in the first quarter of 2012 amounted to $9.4 million or $0.48 per share. Excluding the effect of the loan sale in the first quarter of 2012 and the related credit mark in the fourth quarter of 2011, net income increased 59.3 percent on a linked quarter basis and 79.2 percent compared to the first quarter of 2011.

All earnings per share data reported today reflect additional shares outstanding as a result of Hudson Valley’s 10 percent stock dividend issued in December 2011.

“Our relationships with customers remain strong and profitable, as demonstrated by this quarter’s growth in customer accounts, core deposit balances, fee income generation and net interest income earned,” President and Chief Executive Officer James J. Landy said. “Additionally, during the quarter we successfully completed the planned and profitable disposition of held-for-sale loans and an initial redeployment of the proceeds, a full three months ahead of schedule. This is particularly gratifying as we’ve done so while continuing to fully meet the needs of our customers and competing aggressively in the marketplace, every single day.”

Hudson Valley’s net interest margin increased to 4.75 percent in the first quarter of 2012, compared to 4.60 percent in the fourth quarter of 2011 and 4.39 percent in the first quarter of 2011. Favorable re-pricing of both interest-earning assets and liabilities during the quarter drove the improvement over the linked quarter. The company’s average cost of deposits fell to 28 basis points in the first quarter of 2012, compared to an average of 32 basis points in the fourth quarter of 2011 and 40 basis points in the first quarter of 2011.

The company grew top line revenue in the first quarter, in spite of industry trends and the current low-rate and difficult regulatory environment. Growth in net interest income from margin expansion contributed to strong top line revenue growth from the linked quarter and year-ago quarter, with linked-quarter growth being additionally aided by higher service charges and investment advisory fees.

Non-interest expense was $20.9 million for the three months ended March 31, 2012, representing increases of $1.9 million, or 10.1 percent, from the fourth quarter of 2011 and $0.4 million, or 2.0 percent, from the first quarter of 2011.

Hudson Valley continued to maintain its strong efficiency ratio at 56.8 percent in the first quarter of 2012, compared to 52.8 percent in the fourth quarter of 2011 and 60.3 percent in the first quarter of 2011.

Portfolio Credit Quality

The successful sale of $474 million in held-for-sale loans, including $27.8 million in nonperforming loans held-for-sale, significantly improved the bank’s key asset quality measures during the first quarter of 2012.

Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, nonaccrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $29.0 million at March 31, 2012, compared to $58.9 million at December 31, 2011 and $ 64.7 million at March 31, 2011. NPAs totaled 1.03 percent of total assets at March 31, 2012, compared to 2.11 percent at December 31, 2011 and 2.44 percent at March 31, 2011. Hudson Valley’s NPAs as a percent of total assets at the end of 2012’s first quarter fell to their lowest level since December 31, 2008.

Net charge-offs during the first quarter of 2012 were $0.2 million, reflecting a meaningful improvement in asset quality and increased recoveries. As a percentage of average loans, annualized net charge-offs were 0.04 percent in the first quarter of 2012, compared to 13.03 percent in the fourth quarter of 2011 and 0.95 percent in the first quarter of 2011. The elevated ratio of annualized net charge-offs to average loans in last year’s fourth quarter reflected the write downs on loans transferred to held-for-sale during that quarter.

Loan loss provision of $1.4 million recorded in this year’s first quarter represented a significant decrease from both the year-ago and linked quarters. Loan loss provision in the fourth quarter of 2011 was $54.6 million, including $48.1 million in net credit marks taken to reduce the carrying value of loans in anticipation of the bulk sales completed in the first three months of 2012. Loan loss provision for the first quarter of 2011 was $5.5 million.

The bank’s allowance for loan losses was $31.9 million at March 31, 2012, compared to $30.7 million at December 31, 2011 and $40.3 million at March 31, 2011. Allowances measured 1.94 percent, 1.95 percent, and 2.21 percent of total loans at each of those dates, respectively.
Lending Activity

Hudson Valley Bank continues to actively originate loans to meet the funding needs of middle-market commercial customers and their principals in Westchester and Rockland counties, lower Connecticut and metropolitan New York City.

CRE loans totaled $705.6 million on March 31, 2012, increasing 2.1 percent from December 31, 2011, excluding loans held for sale. CRE loans totaled $822.0 million at March 31, 2011.

Commercial and industrial (C&I) loans totaled $222.5 million at March 31, 2012, a 1.8 percent increase from December 31, 2011. C&I loans totaled $234.7 million at March 31, 2011.

The bank redeployed a portion of the proceeds from the company’s first quarter loan sale by purchasing $65.8 million in adjustable rate mortgages in the period, increasing residential loan balances to $568.5 million at March 31, 2012, compared to $514.8 million at December 31, 2011 and $548.3 million at March 31, 2011.

$0.18 Cash Dividend Declared

Hudson Valley’s board of directors declared a cash dividend of $0.18 per share, payable to all common stock shareholders of record as of the close of business on May 7, 2012. The dividend will be payable on May 18, 2012. This dividend represents 20 percent of GAAP net income earned in first quarter of 2012, or 41 percent of earnings excluding the gain on loans sold during the first three months of the year.

Capital Strength

At March 31, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 16.3 percent, a Tier 1 risk-based capital ratio of 15.0 percent, and a Tier 1 leverage ratio of 9.4 percent.

Its Hudson Valley Bank subsidiary at March 31, 2012 recorded a total risk-based capital ratio of 15.8 percent, a Tier 1 risk-based capital ratio of 14.6 percent, and a Tier 1 leverage ratio of 9.1 percent.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels applicable to banks under current regulations. Further, Hudson Valley’s capital ratios at March 31, 2012 were in excess of the following individual requirements imposed on its bank subsidiary in 2009 by the OCC: total risk-based capital ratio of at least 12.0 percent, a Tier 1 risk-based capital ratio of at least 10.0 percent, and a Tier 1 leverage ratio of at least 8.0 percent.

Formal Agreement with Primary Banking Regulator

On February 1, 2012, Hudson Valley announced that during a routine exam and discussions with the Office of the Comptroller of the Currency (OCC), the bank was made aware that it would be required to reduce its concentration in commercial real estate loans, including multi-family lending, as well as classified loans. As previously disclosed, the company’s response to these discussions with the OCC included a commitment to reduce concentrations of CRE loans and classified assets to less than 400 percent and 25 percent of risk-based capital, respectively, in the near term.

Primarily as a result of the bank’s sale of $474 million in loans, during the first quarter of 2012 Hudson Valley reduced CRE loans to 401 percent of risk-based capital from 558 percent at the end of last year, while lowering classified assets to 27 percent of risk-based capital. Classified assets ranged between 56 percent and 67 percent of risk-based capital in 2011, before the impact of loan marks at December 31, 2011.

Also on February 1, Hudson Valley announced its new dividend policy capping dividend payments at no more than 50 percent of quarterly net income in 2012, and in future periods if CRE loans and classified assets exceed 400 percent and 25 percent of risk-based capital, respectively.

As forecast on February 1, the board of directors of Hudson Valley Bank yesterday signed a formal written agreement with the OCC. With this agreement, Hudson Valley is committing to adopt best practices modeled on those of the nation’s larger financial institutions, as well as evolving expectations of regulatory agencies on community banks. Included in the agreed-upon commitments are enhancements to the bank’s procedures, systems, policies, programs, plans, training and resources. The agreement is consistent with the CRE lending and classified asset concentration commitments Hudson Valley announced on February 1. The written agreement imposes no specific capital ratio mandates or other quantitative conditions or obligations on Hudson Valley and does not impose any limit on the bank board’s ability to pay dividends to its parent, except those imposed by the law. The bank expects to submit to the OCC a capital plan, containing the bank’s near term and long term dividend policy, pursuant to the written agreement.

“The board of directors is pleased with both the pace and quality of our dialogue with the OCC, which resulted in a signed formal agreement that places no further quantitative obligations on the bank, beyond the required reductions in concentrations disclosed on February 1st,” Chairman William E. Griffin said. “This provides clarity on our regulator’s current expectations for the bank, and we have full confidence in the ability of Jim Landy and our entire management team to meet or exceed the obligations set forth in the agreement. The board is committed to ensuring management has the resources needed to meet not only the terms of the agreement, but the needs and expectations of our customers, just as Hudson Valley Bank has done successfully for the last 40 years.”

First Quarter Review

The company recorded net income of $18.0 million or $0.92 per diluted share for the three month period ended March 31, 2012, compared to net income of $4.8 million or $0.25 per diluted share for the same period in the prior year. Per share amounts for the 2011 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2011.

Earnings for the first quarter of 2012 included a pretax gain of $15.9 million resulting from the successful completion of $474 million of loan sales announced in the fourth quarter of 2011 as part of the company’s efforts to reduce the levels of nonperforming and other classified loans, and also to reduce the overall concentration in commercial real estate loans. In addition to the gains on the loan sales, income for the first quarter of 2012 was higher, compared to the same period in the prior year, primarily as a result of higher net interest income and a significantly lower provision for loan losses, partially offset by lower noninterest income, higher impairment charges on securities available for sale and slightly higher noninterest expenses.

Total loans, excluding loans held for sale, increased $68.8 million during the three month period ended March 31, 2012 compared to the period ended December 31, 2011. This increase resulted primarily from the purchase of $65.8 million of adjustable rate residential loans, which were purchased as a partial redeployment of the proceeds from the aforementioned loan sales. Additional redeployment of loan sale proceeds is expected as appropriate product becomes available.

Nonperforming assets decreased to $29.0 million at March 31, 2012, compared to $58.9 million at December 31, 2011. The reduction was the result of the sale or resolution of $27.8 million of nonperforming loans previously transferred to loans held-for-sale and $2.1 million of reductions of other nonperforming loans.

Total deposits decreased $1.4 million during the three month period ended March 31, 2012, compared to the prior year end. The company continued to experience growth in new customers both in existing branches and new branches added during the last two years. This growth was offset by planned reductions in certain deposit balances, primarily higher cost municipal demand deposits.

The company’s short-term liquidity increased significantly during the first quarter of 2012 primarily as a result of not fully redeploying the proceeds of the aforementioned loan sales. The loan sales were completed during the last few days of the first quarter of 2012 and, as a result, had little impact on the quarter’s net interest margin, which increased to 4.75 percent, compared to 4.39 percent for the same period in the prior year. The 2012 increase was primarily the result of reinvestment of 2011 excess liquidity into loans, primarily local market multi-family loans. Prior to the loan sales, this reinvestment had significantly offset margin compression resulting from interest rates continuing at historically low levels. The company expects net interest margin compression in future quarters due to maturing loans and investments being reinvested at lower interest rates and until full redeployment of the proceeds from the recent loan sales can be completed in a manner consistent with both the company’s risk management policies and the requirements of the OCC. Regardless of the timing of the aforementioned redeployment, if interest rates continue at current levels, we expect that additional downward pressure on net interest margin will continue.

As a result of the aforementioned activity in the company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income increased by $3.7 million or 13.3 percent to $31.8 million for the three month period ended March 31, 2012, compared to $28.1 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.5 million for the three month period ended March 31, 2012, compared to $0.6 million for the same period in the prior year.

The company’s non interest income was $20.8 million for the three month period ended March 31, 2012, compared to $5.4 million for the same period in the prior year. The increase resulted primarily from the $15.9 million pretax gain on sales of loans, partially offset by decreases in investment advisory fees and service charges and an increase in pre-tax impairment charges on securities available for sale. Advisory fee income decreased by $0.2 million primarily as a result of the effects of continued fluctuation in both domestic and international equity markets. Service charges decreased slightly due to decreased activity. Pre-tax impairment charges on securities available for sale were $0.5 million for the three month period ended March 31, 2012 and $0.2 million for the same period in the prior year. The impairment charges were related to the company’s investments in pooled trust preferred securities. The company has continued to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions, many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future.

Non interest expense was $20.9 million for the three month period ended March 31, 2012. This represented an increase of $0.4 million or 2.0 percent compared to $20.5 million for the same period in the prior year. The increase in non interest expense resulted primarily from an additional provision of $1.3 million related to the previously announced ongoing investigations by the Securities and Exchange Commission (SEC) relating to issues surrounding the brokerage practices and policies and disclosures about such practices of the company’s investment advisory subsidiary, A.R. Schmeidler & Co., Inc. Based on ongoing discussions with the SEC, the company believes it has substantially accrued for any penalties and related costs anticipated in the final resolution of this matter although, until final agreement is reached, the exact result cannot be determined. Noninterest expenses for the three month period ended March 31, 2012, compared to the same period in the prior year also reflected increases in costs associated with problem asset resolution, and investment in technology and personnel to accommodate growth and the expansion of services and products available to new and existing customers. These increases were partially offset by the partial reduction of previously accrued officers’ incentive compensation and a lower FDIC insurance assessment.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels generally applicable to banks under current regulations. At March 31, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 16.3 percent, a Tier 1 risk-based capital ratio of 15.0 percent, and a Tier 1 leverage ratio of 9.4 percent. At March 31, 2012, Hudson Valley Bank posted a total risk-based capital ratio of 15.8 percent, a Tier 1 risk-based capital ratio of 14.6 percent, and a Tier 1 leverage ratio of 9.1 percent.

Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to evaluating Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Wednesday, April 25, 2012 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789; International (toll): + 1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HVB First Quarter Earnings Call.”

A replay of the call will be available one hour from the close of the conference through May 10, 2012 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference #10012498; International Toll: +1-412-317-0088 - Conference #10012498.

Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
About Hudson Valley Holding Corp: Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (”Hudson Valley”). Hudson Valley Bank is a Westchester based Bank with more than $2.8 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. Hudson Valley specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2011 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions as a result of our most recent regulatory examination;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the possibility that our management’s attention will be diverted to the SEC investigation and we will incur costs and further legal expenses;

•	our intent and ability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment and Federal Reserve Board guidance;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our ability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the levels required by the OCC, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) may subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	our intent and ability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment and OCC guidance; and

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended March 31, 2012 and 2011
Dollars in thousands, except per share amounts
	Three Months Ended
	Mar 31
	2012	2011
Interest Income:
Loans, including fees	$28,915	$26,332
Securities:
Taxable	3,313	2,950
Exempt from Federal income taxes	986	1,161
Federal funds sold	8	26
Deposits in banks	56	164
Total interest income	33,278	30,633

Interest Expense:
Deposits	1,750	2,274
Securities sold under repurchase agreements and other short-term borrowings	51	47
Other borrowings	181	844
Total interest expense	1,982	3,165

Net Interest Income	31,296	27,468
Provision for loan losses	1,359	5,451
Net interest income after provision for loan losses	29,937	22,017

Non Interest Income:
Service charges	1,867	2,040
Investment advisory fees	2,398	2,606
Recognized impairment charge on securities available for sale (includes $500 and $773 of total losses in 2012 and 2011, respectively, less $22 and $612 of losses on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	(478)	(161)
Gains on sales and revaluations of loans and other real estate owned, net	15,935	127
Other income	632	607
Total non interest income	20,354	5,219

Non Interest Expense:
Salaries and employee benefits	10,818	10,818
Occupancy	2,232	2,345
Professional services	1,867	1,453
Equipment	1,068	1,010
Business development	517	506
FDIC assessment	628	1,111
Other operating expenses	3,746	3,207
Total non interest expense	20,876	20,450

Income Before Income Taxes	29,415	6,786
Income Taxes	11,402	1,962
Net Income	$18,013	$4,824

Basic Earnings Per Common Share (1)	$0.92	$0.25
Diluted Earnings Per Common Share (1)	$0.92	$0.25
(1) March 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2012 and December 31, 2011
Dollars in thousands, except per share and share amounts
	Mar 31	Dec 31
	2012	2011
ASSETS
Cash and non interest earning due from banks	$44,906	$43,743
Interest earning deposits in banks	522,837	34,361
Federal funds sold	11,878	16,425
Securities available for sale, at estimated fair value (amortized cost of $446,117 in
2012 and $503,584 in 2011)	448,028	507,897
Securities held to maturity, at amortized cost (estimated fair value of $13,010 in
2012 and $13,819 in 2011)	12,160	12,905
Federal Home Loan Bank of New York (FHLB) stock	3,831	3,831
Loans (net of allowance for loan losses of $31,856 in 2012 and $30,685 in 2011)	1,609,199	1,541,405
Loans held for sale	2,532	473,814
Accrued interest and other receivables	29,165	40,405
Premises and equipment, net	25,622	25,936
Other real estate owned	1,174	1,174
Deferred income tax, net	19,793	19,822
Bank owned life insurance	38,126	37,563
Goodwill	23,842	23,842
Other intangible assets	1,464	1,651
Other assets	10,719	12,896
TOTAL ASSETS	$2,805,276	$2,797,670

LIABILITIES
Deposits:
Non interest bearing	$935,501	$910,329
Interest bearing	1,488,400	1,514,953
Total deposits	2,423,901	2,425,282
Securities sold under repurchase agreements and other short-term borrowings	46,337	53,056
Other borrowings	16,457	16,466
Accrued interest and other liabilities	27,697	25,304
TOTAL LIABILITIES	2,514,392	2,520,108

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2012 and 2011, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,568,620 and 19,516,490 shares in 2012 and 2011, respectively	4,174	4,163
Additional paid-in capital	348,095	347,764
Retained earnings (deficit)	(4,030)	(18,527)
Accumulated other comprehensive income	209	1,726
Treasury stock, at cost; 1,299,414 shares in 2012 and 2011	(57,564)	(57,564)
Total stockholders’ equity	290,884	277,562

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,805,276	$2,797,670

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended March 31, 2012 and 2011
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended March 31,
		2012			2011
	-			-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$122,635	$56	0.18%	$276,957	$164	0.24%
Federal funds sold	16,636	8	0.19%	44,662	26	0.23%
Securities: (1)
Taxable	394,994	3,313	3.35%	339,975	2,950	3.47%
Exempt from federal income taxes	100,659	1,517	6.03%	115,360	1,786	6.19%
Loans, net (2)	1,997,391	28,915	5.79%	1,727,420	26,332	6.10%
Total interest earning assets	2,632,315	33,809	5.14%	2,504,374	31,258	4.99%

Non interest earning assets:
Cash & due from banks	49,420			41,022
Other assets	159,252			153,212
Total non interest earning assets	208,672			194,234

Total assets	$2,840,987			$2,698,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$982,858	$1,239	0.50%	$870,155	$1,539	0.71%
Savings	115,795	113	0.39%	114,769	127	0.44%
Time	144,942	254	0.70%	184,473	435	0.94%
Checking with interest	300,673	144	0.19%	280,805	173	0.25%
Securities sold under repo & other s/t borrowings	53,584	51	0.38%	39,708	47	0.47%
Other borrowings	16,460	181	4.40%	75,063	844	4.50%
Total interest bearing liabilities	1,614,312	1,982	0.49%	1,564,973	3,165	0.81%

Non interest bearing liabilities:
Demand deposits	921,891			819,945
Other liabilities	25,198			22,713
Total non interest bearing liabilities	947,089			842,658

Stockholders’ equity (1)	279,586			290,977
Total liabilities and stockholders’ equity	$2,840,987			$2,698,608

Net interest earnings		$31,827			$28,093
Net yield on interest earning assets			4.84%			4.49%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
	Financial Highlights
	First Quarter 2012
(Dollars in thousands, except per share amounts)
	3 mos end	3 mos end
	Mar 31	Mar 31
	2012	2011

Earnings:
Net Interest Income	$31,296	$27,468
Non Interest Income	$20,354	$5,219
Non Interest Expense	$20,876	$20,450
Net Income	$18,013	$4,824
Net Interest Margin	4.75%	4.39%
Net Interest Margin (FTE) (2)	4.84%	4.49%
Diluted Earnings Per Share (1)	$0.92	$0.25
Dividends Per Share (1)	$0.18	$0.14
Return on Average Equity	25.51%	6.62%
Return on Average Assets	2.53%	0.71%
Average Balances:
Average Assets	$2,845,223	$2,699,169
Average Net Loans	$1,997,391	$1,727,420
Average Investments	$495,653	$455,335
Average Interest Earning Assets	$2,636,551	$2,504,935
Average Deposits	$2,466,159	$2,270,147
Average Borrowings	$70,044	$114,771
Average Interest Bearing Liabilities	$1,614,312	$1,564,973
Average Stockholders’ Equity	$282,459	$291,426
Asset Quality — During Period:
Provision for loan losses	$1,359	$5,451
Net Chargeoffs	$187	$4,113
Annualized Net Chargeoffs/Avg Net Loans	0.04%	0.95%
(1) 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial measures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
First Quarter 2012
(Dollars in thousands except per share amounts)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2012	2011	2011	2011	2011

Period End Balances:
Total Assets	$2,805,276	$2,797,670	$2,922,257	$2,817,815	$2,655,273
Total Investments	$460,188	$520,802	$499,811	$476,309	$448,973
Net Loans	$1,609,199	$1,541,405	$1,993,658	$1,888,761	$1,774,679
Goodwill and Other Intangible Assets	$25,306	$25,493	$25,680	$25,885	$26,090
Total Deposits	$2,423,901	$2,425,282	$2,529,668	$2,418,391	$2,243,613
Total Stockholders’ Equity	$290,884	$277,562	$303,511	$295,686	$290,654
Tangible Common Equity (2)	$265,578	$252,069	$277,831	$269,801	$264,564
Common Shares Outstanding (1)	19,568,620	19,516,490	19,463,727	19,457,954	19,454,669
Book Value Per Share (1)	$14.86	$14.22	$15.59	$15.20	$14.94
Tangible Book Value Per Share (1) (2)	$13.57	$12.92	$14.27	$13.87	$13.60
Tangible Common Equity Ratio — HVHC (2)	9.6%	9.1%	9.6%	9.7%	10.1%
Tier 1 Leverage Ratio – HVHC	9.4%	8.8%	9.7%	9.8%	9.9%
Tier 1 Risk Based Capital Ratio – HVHC	15.0%	11.3%	12.7%	13.2%	13.5%
Total Risk Based Capital Ratio – HVHC	16.3%	12.6%	14.0%	14.4%	14.8%
Tier 1 Leverage Ratio – HVB	9.1%	8.4%	9.2%	9.1%	9.1%
Tier 1 Risk Based Capital Ratio – HVB	14.6%	10.8%	12.1%	12.3%	12.4%
Total Risk Based Capital Ratio – HVB	15.8%	12.1%	13.4%	13.5%	13.7%
Loan Categories (excluding Loans Held-For-Sale):
Commercial Real Estate	$705,603	$690,837	$817,998	$844,741	$821,959
Construction	106,698	110,027	145,682	148,439	168,567
Residential	568,472	514,828	812,203	671,638	548,346
Commercial and Industrial	222,485	218,500	221,208	227,008	234,742
Individuals	28,316	29,222	29,714	29,620	30,616
Lease Financing	13,187	12,538	13,036	13,329	14,923
Total Loans	$1,644,761	$1,575,952	$2,039,841	$1,934,775	$1,819,153

Asset Quality — Period End:
Allowance for Loan Losses	$31,856	$30,685	$42,150	$41,889	$40,287
Loans 31-89 Days Past Due Accruing	$10,250	$4,974	$8,737	$12,361	$12,745
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$0	$0
Nonaccrual Loans (NAL)	$27,859	$29,892	$58,537	$57,617	$54,433
Other Real Estate Owned (OREO)	$1,174	$1,174	$924	$2,370	$4,810
Nonperforming Loans Held For Sale (HFS)	$0	$27,848	$2,244	$4,506	$5,506
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$29,033	$58,914	$61,705	$64,493	$64,749
Allowance / Total Loans	1.94%	1.95%	2.07%	2.17%	2.21%
NAL / Total Loans	1.69%	1.90%	2.87%	2.98%	2.99%
NAL + 90 PD / Total Loans	1.69%	1.90%	2.87%	2.98%	2.99%
NAL + 90 PD + OREO / Total Assets	1.03%	1.11%	2.03%	2.13%	2.23%
Nonperforming Assets / Total Assets	1.03%	2.11%	2.11%	2.29%	2.44%

(1) Share and per share amounts for September, June & March 2011 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
First Quarter 2012
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2012	2011	2011	2011	2011

Interest Income	$33,278	$32,936	$32,586	$32,462	$30,633
Interest Expense	1,982	2,197	2,548	2,848	3,165
Net Interest Income	31,296	30,739	30,038	29,614	27,468
Provision for Loan Losses	1,359	54,621	2,536	1,546	5,451
Non Interest Income	20,354	4,136	5,714	3,831	5,219
Non Interest Expense	20,876	18,967	20,090	20,648	20,450
Income (Loss) Before Income Taxes	29,415	(38,713)	13,126	11,251	6,786
Income Taxes (Benefit)	11,402	(15,812)	4,618	3,819	1,962
Net Income (Loss)	$18,013	($22,901)	$8,508	$7,432	$4,824

Diluted Earnings (Loss) per share (1)	$0.92	($1.18)	$0.43	$0.38	$0.25

Net Interest Margin	4.75%	4.60%	4.47%	4.55%	4.39%

Average Cost of Deposits (2)	0.28%	0.32%	0.36%	0.38%	0.40%

(1) Share and per share amounts for September, June & March 2011 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) Includes noninterest bearing deposits

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except per share amounts)
	Three Months Ended
	Mar 31
	2012	2011
Total interest earning assets:
As reported	$2,636,551	$2,504,935
Unrealized gain on securities
available-for-sale (a)	4,236	561

Adjusted total interest earning assets (1)	$2,632,315	$2,504,374

Net interest earnings:
As reported	$31,296	$27,468
Adjustment to tax equivalency basis (b)	531	625

Adjusted net interest earnings (1)	$31,827	$28,093

Net yield on interest earning assets:
As reported	4.75%	4.39%
Effects of (a) and (b) above	0.09%	0.10%

Adjusted net yield on interest earning assets (1)	4.84%	4.49%

Average stockholders’ equity:
As reported	$282,459	$291,426
Effects of (a) and (b) above	2,873	449

Adjusted average stockholders’ equity (1)	$279,586	$290,977

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2012	2011	2011	2011	2011

Tangible Equity Ratio:
Total Stockholders’ Equity:
As reported	$290,884	$277,562	$303,511	$295,686	$290,654
Less: Goodwill and other intangible assets	25,306	25,493	25,680	25,885	26,090

Tangible stockholders’ equity	$265,578	$252,069	$277,831	$269,801	$264,564

Total Assets:
As reported	$2,805,276	$2,797,670	$2,922,257	$2,817,815	$2,655,273
Less: Goodwill and other intangible assets	25,306	25,493	25,680	25,885	26,090
Tangible assets	$2,779,970	$2,772,177	$2,896,577	$2,791,930	$2,629,183

Tangible equity ratio (2)	9.6%	9.1%	9.6%	9.7%	10.1%

Tangible Book Value Per Share:
Tangible stockholders’ equity	$265,578	$252,069	$277,831	$269,801	$264,564
Common shares outstanding	19,568,620	19,516,490	19,463,727	19,457,954	19,454,669
Tangible book value per share (2)	$13.57	$12.92	$14.27	$13.87	$13.60

(1) Adjusted total interest earning assets, net interest earnings, net yield on interest earning assets and average stockholders equity exclude the effects of unrealized net gains and losses on securities available for sale. These are non-GAAP financial measures. Management believes that this alternate presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. As noted in the Company’s 2012 Proxy Statement, net income as a percentage of adjusted average stockholders’ equity is one of several factors utilized by management to determine total compensation.

(2) Tangible equity ratio and tangible book value for share are non-GAAP financial measurements. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and are used by management to analyze the relative strength of the Company’s capital position.